EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos. 333-167449, 333-158093 and 333-139128) on Form S-8 of Jamba, Inc. of our reports dated March 7, 2014, with respect to the consolidated balance sheets of Jamba, Inc. and subsidiaries as of December 31, 2013, and January 1, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended December 31, 2013, January 1, 2013 and January 3, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Jamba, Inc.

/s/ KPMG LLP
San Francisco, California
March 7, 2014